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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-A/A

                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) or (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          CHURCHILL DOWNS INCORPORATED
             (Exact name of registrant as specified in its charter)

    Kentucky                                                   61-0156015
   (State or other                                            (IRS Employer
   jurisdiction of                                         Identification No.)
   incorporation)

                  700 CENTRAL AVENUE, LOUISVILLE, KENTUCKY 40208
                    (Address of principal executive offices)


Securities to be registered pursuant
to Section 12(b) of the Act:

Title of Each Class                              Name of each exchange on which
to be so registered                              each class is to be registered

                                   None


If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective
pursuant to General Instruction A.(c), check the following box.             [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective
pursuant to General Instruction A.(d), check the following box.             [X]



Securities Act registration statement file number to which this form relates: ___________________
(if applicable)


                      Securities to be registered pursuant
                          to Section 12(g) of the Act:

                   SERIES 1998 PREFERRED STOCK PURCHASE RIGHTS
                                (Title of Class)


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ITEM 1.  Description of Registrant's Securities to be Registered.

         On March 19, 1998, the Board of Directors of Churchill Downs Incorporated, a Kentucky corporation (the "Company"), declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's common stock to stockholders of record at the close of business on March 30, 1998. See the Company's Form 8-A, dated March 19, 1998 for a complete description of the rights agreement (the "Rights Agreement") between the Company and Fifth Third Bank (successor to Bank of Louisville), as Rights Agent.

         On June 23, 2000, the Company, three newly-formed and wholly-owned direct or indirect acquisition subsidiaries of the Company (the "Acquisition Subsidiaries"), Arlington International Racecourse, Inc., an Illinois corporation ("Arlington"), Arlington Management Services, Inc., an Illinois corporation ("Arlington Management"), Turf Club of Illinois, Inc., an Illinois corporation ("Turf Club"), and Duchossois Industries, Inc., an Illinois
corporation ("Duchossois"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, one of the Acquisition Subsidiaries will merge with and into Arlington; one of the Acquisition Subsidiaries will merge with and into Arlington Management; and one of the Acquisition Subsidiaries will merge with and into Turf Club (collectively, the "Mergers"), and each of Arlington, Arlington Management and Turf Club will become a wholly-owned subsidiary of the Company. In the Mergers, Duchossois, the parent corporation of Arlington, Arlington Management and Turf Club, will receive an aggregate of 3,150,000 shares of the Company's common stock, plus up to an additional 1,250,000 shares of the Company's common stock on the terms and conditions described in the Merger Agreement. In connection with the Merger Agreement, certain directors of the Company entered into a Voting Agreement with Duchossois and Richard L. Duchossois (the "Voting Agreement") under which these directors agreed to vote certain shares of the Company held by them in favor of the issuance of shares of the Company under the Mergers.

         In connection with the Merger Agreement, the Company has amended the terms of the Rights Agreement, so that Duchossois will only be considered an "Acquiring Person" (as defined in the Rights Agreement) when Duchossois, alone or together with its affiliates and associates, beneficially owns more than 31% of the Company's common stock then outstanding (after including the Company's common stock acquired, or subject to acquisition, by Duchossois pursuant to the Merger Agreement) plus the Company's common stock subject to the Voting Agreement. The amendment further provides that any shareholder of Duchossois will only become an "Acquiring Person" when Duchossois and its shareholders, alone or together with their affiliates and associates, beneficially own more than 31% of the Company's common stock then outstanding (after including the Company's common stock acquired, or subject to acquisition, by Duchossois pursuant to the Merger Agreement) plus the Company's common stock subject to the Voting Agreement. The amendment provides that the percentage applicable to the exclusion from the definition of "Acquiring Person" applicable to Duchossois and its shareholders shall be automatically reduced from time to time, but in no event to less than 15%, to that percentage of the then outstanding shares of the Company's common stock beneficially owned by Duchossois and its

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shareholders,  alone or together with their affiliates and associates,  but only if such percentage is less than the percentage of the then outstanding shares of the Company's common stock beneficially owned by Duchossois and its shareholders as of the effective time of the Mergers.

         In addition, the Rights Agreement has been amended, subject to the provisions described above, so that the execution, delivery, performance and approval of the Merger Agreement and the consummation of the Mergers will not cause any "Rights" (as defined in the Rights Agreement) to become exercisable, cause Duchossois or its shareholders or any affiliates or associates of Duchossois to become an "Acquiring Person" (as defined in the Rights Agreement, as amended) or give rise to a "Distribution Date" (as defined in the Rights Agreement).

         This summary description of the amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2 to Rights Agreement, incorporated by reference herein.


ITEM 2.  Exhibits.

         4.1 Amendment No. 2 to Rights Agreement dated as of June 23, 2000, between Churchill Downs Incorporated and Fifth Third Bank, as Rights Agent.

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                                    SIGNATURE
         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

                                    CHURCHILL DOWNS INCORPORATED



                                    By: /S/ REBECCA C. REED
                                       Rebecca C. Reed, Senior Vice President

Date:  June 30, 2000


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